Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 23, 2007 accompanying the consolidated financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Financial Accounting Standards No. 123(R), Share-Based Payment) included in the Image Sensing Systems, Inc. and subsidiaries Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

Minneapolis, Minnesota

April 30, 2007